Exhibit 4.1
GULF WESTERN PETROLEUM CORPORATION

2007 NONQUALIFIED STOCK OPTION PLAN

1.     PURPOSE OF PLAN

1.1   Principal Purposes - The principal purposes of the Plan are to provide the Corporation with the advantages of the incentive inherent in share ownership on the part of employees, officers, directors, and consultants responsible for the continued success of the Corporation; to create in such individuals a proprietary interest in, and a greater concern for, the welfare and success of the Corporation; to encourage such individuals to remain with the Corporation; and to attract new employees, officers, directors and consultants to the Corporation.

1.2   Benefit to Shareholders - The Plan is expected to benefit shareholders by enabling the Corporation to attract and retain personnel of the highest caliber by offering such personnel an opportunity to share in any increase in value of the Shares resulting from their efforts.

2.     INTERPRETATION

2.1      Definitions - For Plan purposes, except where the context might clearly indicate otherwise, the following terms shall have the meanings set forth below:

(a)	“Applicable Market” means the stock exchange or over-the-counter trading quotation service where the majority of the trading volume and value of the listed securities occurs, or is quoted;

(b)	“Board” means the Board of Directors of the Corporation;

(c)
“Committee” means the Compensation Committee, or such other committee appointed by the Board, which shall be designated by the Board to administer the Plan. The Committee shall be composed of two or more persons as from time to time are appointed to serve by the Board and may be members of the Board or the entire Board;

(d)	“Corporation” means Gulf Western Petroleum Corporation, a Nevada corporation;

(e)	“Closing Price” means the closing trading price on the Applicable Market;

(f)	“Date of Grant” means the date on which a grant of a Stock Option is effective;

(g)	“Exercise Price” means the exercise price per Share for an Option which shall be expressed in United States funds;

(h)	“Market Price” means the Closing Price on the Date of Grant;

(i)	“Optionee” means any person employed or associated with the affairs of the Corporation who has been granted one or more Stock Options under the Plan;

(j)	“Plan” means the 2007 Non Qualified Stock Option Plan of the Corporation as amended and restated;

(k)
“Person” means a natural person, Corporation, government, or political subdivision or agency of a government; and where two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

(l)	“Qualified Successor” means a person who is entitled to ownership of an Option upon the death of an Optionee, pursuant to a will or the applicable laws of descent and distribution upon death;

(m)
“Related Corporation” means a Corporation which is an affiliate of the Corporation as the term “affiliate” is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended from time to time;

(n)
“Shares” means the Corporation's Common Stock $0.001 par value per share, or, in the event that the outstanding Common Shares are hereafter changed into or exchanged for different shares or securities of the Corporation, such other shares or securities;

(o)	“Stock Option” or “Option” means an option to purchase Shares granted pursuant to the terms of this Plan (and for certainty, includes options granted under earlier versions of this Plan);

(p)	“Stock Option Certificate” or “Certificate” means the certificate issued by the Corporation to an Optionee evidencing the right of the Optionee to purchase Shares hereunder;

(q)	“Term” means the period of time during which an Option may be exercised; and

(r)	“Terminating Event” means:

(i)	the dissolution or liquidation of the Corporation,

(ii)
solely at the discretion of the Board, a merger or consolidation of the Corporation with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Corporation as a group will hold less than a majority of the outstanding capital stock of the surviving corporation,

(iii)	the sale or other disposition of all or substantially all of the assets of the Corporation, or

(iv)	a material change in the capital structure of the Corporation that is deemed to be a Terminating Event by virtue of Section 10.3 of this Plan; and

(s)	“Trading Day” means a day on which the Corporations Shares trade on an Applicable Market.

2.2	Any question relating to interpretation of the Plan or any Option shall be determined by the Committee and such determination shall be final and binding upon all persons.

3.    ADMINISTRATION OF THE PLAN

3.1    Administration - The Committee shall administer the plan and accordingly, it shall have full power to grant Stock Options, construe and interpret the Plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper. All functions of the Committee hereunder may be administered or undertaken by the Board, whether in the absence of a properly constituted committee, or otherwise.

3.2    Appointment of Committee - The Board may at any time appoint a Committee, consisting of not less than two of its members, to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

3.3    Powers of Committee - Any Committee appointed under Section 3.2 above shall have the authority to do the following:

(a)	administer the Plan in accordance with its terms;

(b)	determine all questions arising in connection with the administration, interpretation, and application of the Plan, including all questions relating to the value of the Shares;

(c)	correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(d)	prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

(e)	determine the duration and purpose of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan;

(f)	do the following with respect to the granting of Stock Options:

(i)	determine the employees, officers, directors or consultants to whom Stock Options shall be granted, based on the eligibility criteria set out in this Plan,

(ii)	determine the terms and provisions of the Stock Option which shall be entered into with each Optionee (which need not be identical with the terms of any other Stock Option),

(iii)	amend the terms and provisions of an Stock Option, provided the Committee obtains the consent of the Optionee,

(iv)	determine when Stock Options shall be granted,

(v)	determine the number of Shares subject to each Stock Option; and

(g)	make all other determinations necessary or advisable for administration of the Plan.

3.4    Finality of Committee Decision - All determinations made by the Committee in good faith on matters referred to in Section 3.3 shall be final, conclusive and binding upon all Persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan. In addition, the Committee's administration of the Plan shall in all respects be consistent with the policies and rules of the Applicable Stock Exchange.

3.5    Meetings, Quorum and Voting - In the absence of a charter governing the Compensation Committee, for the purposes of this Plan, meetings of the Committee shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this Section 3, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. No member of the Committee who is a director to whom an Option may be granted may participate in the decision to grant such Option (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee in which action is taken with respect to the granting of an Option to him). In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members.

3.6    Information Regarding Eligibility - The Corporation, through its management, shall supply full and timely information to the Committee on all matters relating to the eligibility of Optionees, their duties and performance, and current information on any Optionee's death, retirement, disability or other termination of association with the Corporation, and such other pertinent information as the Committee may require. The Corporation shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties hereunder.

4.    ELIGIBILITY

4.1    Eligibility for Options - Stock Options may be granted to any employee, officer, director or consultant of the Corporation or any Related Corporation.

4.2    No Violation of Securities Laws - No Stock Option shall be granted to any Person unless the Committee has determined that the grant of such Stock Option and the exercise thereof by the Person will not violate the securities law of the jurisdiction in which the Person resides. Further no Stock Option shall be granted to any Person where the grant would violate any provision of the Sarbanes Oxley Act and consequential rules of the U.S. Securities Exchange Commission.

4.3    Restrictions on Grant and Vesting - No new Stock Option shall be granted to any Person prior to such Person providing the Company with a written acknowledgement of receipt of each of the Company’s Insider Trading Policy and Code of Business Conduct and Ethics Compliance Program (the “Company Policies”). In addition, no previously granted and unvested Stock Option shall vest if a request by the Company, to an Optionee to provide a written acknowledgement of receipt of the Company Policies remains outstanding. A copy of the Company Policies and form of written confirmation of receipt will be provided to any employee, officer, director, and consultant on request to the Committee.

5.    SHARES SUBJECT TO THE PLAN

5.1    Number of Shares - The total number of shares of the Corporation available for grants of Stock Options under the Plan shall be 9,000,000 Shares, subject to adjustment as herein provided, which shares may be either authorized but unissued or reacquired Shares of the Corporation.

5.2    Expiry of Stock Options - If a Stock Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Stock Option shall be available for future grants of Stock Options.

6.    STOCK OPTION TERMS AND CONDITIONS

6.1    Stock Option - With respect to each Stock Option to be granted to an Optionee, the Committee shall specify the following terms in the Option between the Corporation and the Optionee:

(a)	the Date of Grant, which date cannot predate the date on which the Committee resolves to effect the grant;

(b)	the Term, provided that the length of the Term shall in no event be greater than ten years following the Date of Grant;

(c)
the Exercise Price, provided that the Exercise Price shall not be less than the Market Price unless otherwise determined by the committee acting in commercially reasonable manner and in good faith in regards to the circumstances;

(d)
any vesting schedule contained in the Certificate upon which the exercise of an Option is contingent; provided that, subject to compliance with the policies of the Applicable Market, the Committee shall have complete discretion with respect to the terms of any such vesting schedule, including, without limitation, discretion to:

(i)	permit partial vesting in stated percentage amounts based on the Term of such Stock Option; and

(ii)	permit full vesting after a stated period of time has passed from the Date of Grant;

(e)	such other terms and conditions as the Committee deems advisable and are consistent with the purposes of this Plan.

6.2    Uniformity - Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Options granted under the Plan be uniform.

6.3    Stock Option Certificate - The Secretary or other authorized officer of the Corporation will deliver to the Optionee a Stock Option Certificate in the form attached hereto as Schedule “A” detailing the terms of his or her Option, or in such other form as the Board or the Committee shall determine from time to time.

6.4    Limitation on Exercise - No Stock Option granted hereunder shall be exercisable after the expiration of ten years from the date such Stock Option is granted.

6.4    Grants to Foreign Nationals - Without amending the Plan, grants may be made to persons who are foreign nationals or employed outside the United States, or both, on such terms and conditions, consistent with the Plan's purpose.

6.5    Grants in Exchange for other Stock Options - Stock Options may be granted under this Plan form time to time, in substitution for stock options held by employees of other corporations who are about to become employees of the Corporation as the result of a merger or consolidation of the employing corporation with the Corporation or the acquisition by the Corporation of the assets of the employing corporation or the acquisition by the Corporation of stock of the employing corporation as a result of which it become a subsidiary of the Corporation. The terms and conditions of such substitute stock options so granted my vary from the terms and conditions set forth in this Plan to such extent as the Board of Director of the Corporation at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

7.    EXERCISE OF OPTION

7.1    Method of Exercise - A Stock Option, or portion thereof, shall be exercised by delivery of (i) a written notice of exercise to the Corporation specifying the number of Shares to be purchased, and (ii) payment of the full price of such Shares, as fully set forth in paragraph 7.2 of this Section. Not less than 100 Shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the Stock Option. Until the Shares represented by an exercised Stock Option are issued to an Optionee, he shall have none of the rights of a shareholder.

7.2    Exercise of Option - An Optionee may exercise a Stock Option by paying the exercise price in United States dollars, in cash or by cashier's check, certified check, bank draft or money order, payable to the order of the Corporation in an amount equal to the exercise price.

7.3    Cashless Exercise of Option - For persons other than Directors or Executive Officers of the Corporation, at any time after one year from the date of grant of the Stock Option to such person, the Committee may in its discretion permit the vested portion of the Stock Option to be exercised by means of “cashless exercise” in which the Optionee shall be entitled to receive a certificate for the number of shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

(A) = the Closing Price on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of the Stock Option, as adjusted; and

(X) = the number of Shares issuable upon exercise of this Stock Option in accordance with the terms of this Stock Option by means of cash exercise rather than a cashless exercise.

8.    TRANSFERABILITY OF OPTIONS

8.1    Non-Transferable - Except as provided otherwise in this Section 8, Options are non-assignable and non-transferable.

8.2    Death of Optionee - If the employment of an Optionee as an employee or consultant of the Corporation or any Related Corporation, or the position of an Optionee as a director or officer of the Corporation or any Related Corporation, terminates as a result of his or her death, any Stock Options held by such Optionee shall pass to the Qualified Successor of the Optionee, and shall be exercisable by the Qualified Successor for a period of 1 year following such death, provided that in no case shall the Term of the Option extend beyond five years from the Date of Grant.

8.3    Disability of Optionee - If the employment of an Optionee as an employee or consultant of the Corporation or any Related Corporation, or the position of an Optionee as a director or officer of the Corporation or any Related Corporation, is terminated by the Corporation or any Related Corporation by reason of such Optionee's Disability, any Stock Option held by such Optionee that could have been exercised immediately prior to such termination of service shall be exercisable by such Optionee, or by his Guardian, for a period of 1 year following the termination of service of such Optionee.

8.4    Disability and Death of Optionee - If an Optionee who has ceased to be employed by the Corporation or any Related Corporation by reason of such Optionee's Disability dies within 30 days after the termination of such employment, any Stock Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the Qualified Successor of such Optionee, and shall be exercisable by the Qualified Successor for a period of 1 year following the death of such Optionee, provided that in no case shall the Term of the Stock Option extend beyond five years from the Date of Grant.

8.5    Vesting - Stock Options held by a Qualified Successor or exercisable by a Guardian shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Stock Options are subject.

8.6    Deemed Non-Interruption of Employment - Employment shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to reemployment with the Corporation or any Related Corporation is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Optionee's reemployment is not so guaranteed, then his or her employment shall be deemed to have terminated on the ninety-first day of such leave.

8.7    Retirement - In the event of the termination of employment of an Optionee who is an Employee at any time during the term of a Stock Option by reason of retirement at or after the age of 60 or after 20 years of employment by the Corporation or any of its subsidiaries, the rights to purchase Shares under the Stock Option which have accrued to the Optionee and remain unexercised at, or which accrue subsequent to, the date of his retirement shall remain exercisable by the Optionee (or by the Optionee's legal personal representative or representatives if the Optionee dies before the last date of exercise of the Stock Option) for a period of 1 year following such termination of employment.

9.    TERMINATION OF OPTIONS

9.1    Termination of Options - To the extent not earlier exercised or terminated in accordance with section 8 above, an Option shall terminate at the earliest of the following dates:

(a)	the termination date specified for such Stock Option in the Stock Option Certificate,

(b)
where the Optionee's position as an employee, consultant or director of the Corporation or any Related Corporation is terminated for just cause (as hereinafter defined), the date of such termination for just cause. For the purpose of this subsection 9.1(b), terminated for “just cause” will mean termination of an optionee's position with the Corporation:

(i)
as a result of an act or omission which constitutes a breach by him of his duties or obligations to the Corporation or a Related Corporation, including duties arising out of a verbal or written employment or consulting contract;

(ii)	as a result of an act or omission which constitutes negligence or gross negligence by him in respect of his duties or obligations to the Corporation or a Related Corporation;

(iii)	for committing a dishonest or fraudulent act against the Corporation or a Related Corporation;
(iv)	as a result of having been subjected to penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority; or
(v)	for committing any other act or omission which is materially injurious to the financial condition or business reputation of the Corporation or a Related Corporation;

(c)
where the Optionee's position as an employee, consultant, officer or director of the Corporation or any Related Corporation terminates for a reason other than the Optionee's disability, death, retirement (as per section 8.7) or termination for just cause, 90 days after such date of termination, PROVIDED that if an Optionee’s position with the Corporation changes from one of the said categories to another category, such change shall not constitute termination for the purpose of this subsection 9.1(c);

(d)	the date of any sale, transfer, assignment or hypothecation, or any attempted sale, transfer, assignment or hypothecation, of such Option in violation of Section 8.1 above; and

(e)	the date specified in Section 10.3 below for such termination in the event of a Terminating Event.

9.2    Lapsed Options - If Stock Options are surrendered, terminated or expire without being exercised in whole or in part, new Stock Options may be granted covering the Shares not purchased under such lapsed Options. If an Option has been surrendered in connection with the regranting of a new Stock Option to the same Optionee on different terms than the original Stock Option granted to such Optionee, then the new Stock Option is subject to approval of the Applciable Market on which the Shares are listed, where approval is required by such Applicable Market.

10.    ADJUSTMENTS TO OPTIONS

10.1      Alteration in Capital Structure - If there is a material alteration in the capital structure of the Corporation resulting from a recapitalization, stock split, reverse stock split, stock dividend, or otherwise, the Committee shall make such adjustments to this Plan and to the Stock Options then outstanding under this Plan as the Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of the holder of each such Stock Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation (a) a change in the number or kind of shares of the Corporation covered by such Stock Options, and (b) a change in the Exercise Price payable per share; provided, however, that the aggregate Exercise Price applicable to the unexercised portion of existing Stock Options shall not be altered, it being intended that any adjustments made with respect to such Stock Options shall apply only to the price per share and the number of shares subject thereto. For purposes of this Section 10.2, the issuance of additional shares of stock of the Corporation in exchange for adequate consideration (including services), shall not be deemed to be material alterations of the capital structure of the Corporation. If the Committee determines that the nature of a material alteration in the capital structure of the Corporation is such that it is not practical or feasible to make appropriate adjustments to this Plan or to the Stock Options granted hereunder, such event shall be deemed a Terminating Event for the purposes of this Plan.

10.2    Terminating Events - Subject to Section 10.3, all Stock Options granted under the Plan shall terminate upon the occurrence of a Terminating Event.

10.3    Notice of Terminating Event - The Committee shall give notice to Optionees not less than twenty days prior to the consummation of a Terminating Event. Upon the giving of such notice, all Options granted under the Plan shall become immediately exercisable, notwithstanding any contingent vesting provision to which such Options may have otherwise been subject.

10.4    Corporate Reorganization - In the event of a reorganization in which the Corporation is not the surviving or acquiring corporation, or in which the Corporation is or becomes a wholly-owned subsidiary of another corporation after the effective date of the reorganization, then unless provision is made by the acquiring corporation for the assumption of each Stock Option granted under this Plan, or the substitution of an option therefore and at the sole discretion of the Board, all Stock Options granted under this Plan shall terminate and such event shall be deemed a Terminating Event. For purposes of section, reorganization shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Corporation, or sale, pursuant to an agreement with the Corporation, of securities of the Corporation pursuant to which the Corporation becomes a wholly-owned subsidiary of another corporation after the effective date of the reorganization.

10.5    Acceleration on Change of Control - Upon a Change in Control, at the discretion of the board all Options shall become immediately exercisable, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject.

10.6    Acceleration of Date of Exercise - The Committee shall have the right to accelerate the date of vesting of any portion of any Option which remains unvested.

10.7    Determinations to be Made By Committee - Adjustments and determinations under this Section 10 shall be made by the Committee, whose decisions as to the adjustments or determination which shall be made, and the extent thereof, shall be final, binding, and conclusive.

10.8    Effect of a Tender Offer - If an offer (the “Offer”) for Shares is made to an Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer constitutes a tender offer within the meaning of Section 14 of the Securities Act of 1933, as amended from time to time, the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon any vested, or at the discretion of the Board vested and unvested, Stock Option held by an Optionee may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) to the Offer. If:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror pursuant thereto;

the Optioned Shares or, in the case of clause (b) above, the Optioned Shares that are not taken up and paid for, may be returned by the Optionee to the Corporation and reinstated as authorized but unissued shares and with respect to such returned Optioned Shares, the Stock Option shall be reinstated as if it had not been exercised. If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the Option Price to the Optionee for such Optioned Shares.

11.    AMENDMENT AND TERMINATION OF PLAN

11.1    Power of Committee to Amend or Terminate Plan - The Board may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interest of the Corporation. In particular, the Board may amend the Plan to reflect any change in the name of the Corporation.

11.2    No Grant During Suspension of Plan - No amendment, suspension or termination of this Plan shall, without the Optionee's consent, alter or impair any of the rights or obligations under any Stock Option theretofore granted to him under the Plan.

12.    CONDITIONS PRECEDENT TO ISSUANCE OF SHARES

12.1    Compliance with Laws - Shares shall not be issued with respect to a Stock Option unless the exercise of such Stock Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable U.S. federal and state securities laws and the requirements of any stock exchange or automated interdealer quotation system upon which such Shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such Shares. Specifically, in connection with the Securities Act of 1933, as amended, upon exercise of any Stock Option, the Corporation shall not be required to issue Shares unless the Committee has received evidence satisfactory to it to the effect that the Optionee will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Corporation has been received by the Corporation to the effect that such registration is not required.

12.2    Limitation of Liability - The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any Shares under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such Shares. Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation may, but shall in no event be obligated to take any other affirmative action in order to cause the exercise of a Stock Option or the issuance of Shares purchase thereto to comply with any law or regulation of any government authority.

13.    NOTICES

13.1    Notices - All notices, requests, demands and other communications required or permitted to be given under this Plan and the Options granted under this Plan shall be in writing and shall be either served personally on the party to whom notice is to be given, in which case notice shall be deemed to have been duly given on the date of such service; telefaxed, in which case notice shall be deemed to have been duly given on the date the telefax is sent; or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his or its most recent known address, in which case such notice shall be deemed to have been duly given on the tenth postal delivery day following the date of such mailing.

14.    MISCELLANEOUS PROVISIONS

14.1    No Obligation to Exercise - Optionees shall be under no obligation to exercise Options granted under this Plan.

14.2    No Obligation to Retain Optionee - Nothing contained in this Plan shall obligate the Corporation or any Related Corporation to retain an Optionee as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Corporation or any Related Corporation to reduce such Optionee's compensation.

14.3    Duration of the Plan - Subject to the provisions of section 11 (Amendment and Termination of Plan), the Plan shall remain in effect until all grants of Options under the Plan have been terminated pursuant to the provisions of the Plan or satisfied by the issuance of Shares or the payment of cash.

14.4    Binding Agreement - The provisions of this Plan and each Option with an Optionee shall be binding upon such Optionee and the Qualified Successor or Guardian of such Optionee.

14.5    Use of Terms - Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

14.6    Headings - The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

14.7    No Representation or Warranty - The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of this Plan.

14.8    Use of Proceeds - Proceeds from the sale of Shares pursuant to the Options granted and exercised under the Plan shall constitute general funds of the Corporation and shall be used for general corporate purposes.

14.9    Expense of Administering Plan - The Corporation shall bear any expenses of administering this Plan.

14.10     Place of Administration The Plan shall be administered in the State of Texas, and the validity, contraction, interpretation, administration and effect of the Plan and its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Texas.

15.    EFFECTIVE DATE OF PLAN

15.1   Effective Date of Plan - This Plan shall be effective the day of its approval by the Board of Directors of the Corporation. The Plan and all outstanding Stock Options shall remain in effect until such Stock Option have expired or until such options are cancelled.

/s/ Donald L. Sytsma
Corporate Secretary

Date approved by the Board of Directors of the Corporation:	March 9, 2007

Schedule A
GULF WESTERN PETROLEUM CORPORATION
STOCK OPTION CERTIFICATE

To:	˜ (the “Optionee”)	Date:	˜

Re:   Grant of Stock Option

This Certificate certifies that Gulf Western Petroleum Corporation (the "Corporation") has granted to you an option (the "Option") to purchase shares in the common stock of the Corporation pursuant to the Corporation’s 2007 Non-Qualified Stock Option Plan (the "Plan") established by the Corporation, or any successor plan thereto, as amended from time to time in accordance with its terms.

Your Option is subject to the terms and conditions of the Plan which are deemed to be incorporated in this Certificate, and to the following specific provisions:

Date of Grant:	˜
Number of Options:	˜
Exercise Price:	$˜ per share.
Term of Option:	˜
Option Vesting Schedule:	˜
Cashless Exercise Permitted:	☐Yes ☐ No

THE EXERCISE OF THIS OPTION IS SUBJECT TO THE TERMS AND RESTRICTIONS SET OUT IN THE PLAN. TERMS HAVE THE MEANING AS SET OUT IN THE PLAN.

A paper or email copy of the Plan may be obtained by contacting the Corporate Secretary at (713) 355-7001.

This Option may not be exercised except pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, and all applicable U.S. state securities laws, or pursuant to available exemptions from such registration requirements.

The Stock Option evidenced hereby shall be exercisable by the delivery to and receipt by the Corporation of (i) a written notice of election to exercise, in the form set forth in Attachment A hereto, specifying the number of shares to be purchased; (ii) accompanied by payment of the full purchase price thereof in cash or certified check payable to the order of the Corporation or if expressly permitted pursuant to the term so this Certificate, by notification of cashless exercise in accordance with section 7.3 of the Plan; and (iii) this Certificate.

Gulf Western Petroleum Corporation

Per:
Authorized Signatory

ATTACHMENT A
Stock Option Certificate

To:	Gulf Western Petroleum Corporation

Re:	Exercise of Stock Option

The undersigned hereby gives notice under the Stock Option Certificate of exercise of the Option (as defined in the Stock Option Certificate) with respect to the number of Options (as defined in the Stock Option Certificate) designated below and either:

encloses a certified cheque in the designated amount representing payment in full for those shares; or

if, and only if, expressly permitted in the Stock Option Certificate, hereby requests cashless exercise.

Receipt of Plan - Optionee hereby acknowledges having received a copy of the Plan and that this Option exercise is subject to each and every term and provision of such Plan.

Number of Options exercised:

Option Price:

Total Purchase Price:

If the number of Options exercised represents less than all the Options granted pursuant to the Stock Option Certificate, the Corporation will issue a new Stock Option Certificate for the balance of the Option not exercised hereby.

Dated this _________ day of _________________________, 2______.

Signature of Option Holder

Full Name - Please Print

Delivery Address